                                                                     Exhibit 5.1

                        [GOODWIN PROCTER LLP LETTERHEAD]





                                November 28, 2001

Boston Private Financial Holdings, Inc.
Ten Post Office Square
Boston, MA 02109

Re: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     In accordance with Item 601(b)(5) of Regulation S-K, we are furnishing this opinion to you in our capacity as counsel to Boston Private Financial Holdings, Inc. (the "Company") in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement"), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and relating to the registration of a total of 3,300,000 shares of common stock, par value $1.00 per share, of the Company (the "Registered Shares"). The Registration Statement relates to up to 3,000,000 shares to be issued pursuant to the Boston Private Financial Holdings, Inc. 1997 Long-Term Incentive Plan (the "Long-Term Incentive Plan") and up to 300,000 shares to be issued pursuant to the Boston Private Financial Holdings, Inc. 2001 Employee Stock Purchase Plan, as amended and restated (the "Employee Stock Purchase Plan," together with the Long term Incentive Plan, the "Plans").

     In connection with the opinions expressed below, we have been furnished with and have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Plans; (ii) the Company's Articles of Organization; and (iii) the Company's Bylaws, each as presently in effect, and such records, certificates and other documents of the Company as we have deemed necessary or appropriate for the purpose of this opinion.

     For purposes of our examination, we have assumed and have not independently verified the legal capacity of all natural persons, the genuineness of all signatures, the conformity to originals of all documents submitted to us as certified or photostatic copies and the authenticity of all documents submitted to us as originals or used as a basis for certified or photostatic copies.

     Members of our firm are admitted to the Bar of the Commonwealth of Massachusetts. We express no opinion as to the laws of any other jurisdiction other than those of the United States of America and the Commonwealth of Massachusetts.

     Based on the foregoing, we are of the opinion that the Registered Shares have been duly authorized and, when issued pursuant to the terms of the Plans, will be validly issued, fully paid and non-assessable.

     This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association's Business Law Section as published in 53 Business Lawyer 831 (May
1998).

     The opinions expressed herein are being furnished to you solely for your benefit in connection with the Registration Statement, and may not be used or relied upon by you for any other purpose. This opinion is given as of the date first set forth above, and we assume no obligation to update this opinion after the date hereof. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ Goodwin Procter LLP
                                       ---------------------------
                                       Goodwin Procter LLP